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                                                                  EXHIBIT 10.3.1

                                  [FORD LOGO]



Lisa Klein                                                    Ford Motor Company
Executive Director                                            One American Road
Vehicle Procurement Operations                                Dearborn, Michigan
                                                              48126-2798


                                                                  March 31, 2000
Mr. Dan Coulson
Chief Financial Officer
Visteon Corporation
Auto Club Drive
Dearborn, Michigan 48126


Dear Dan:

      The purpose of this letter is to confirm certain understandings reached by Ford Motor Company (Ford) and Visteon Corporation ("Visteon") regarding a price reduction and productivity improvements to be implemented by Visteon in accordance with the Purchase and Supply Agreement ("Purchase and Supply Agreement") dated January 1, 2000.

      Effective January 1, 2000, Ford and Visteon agree that Visteon will deliver a one-time price reduction equal to five percent (5%) to competitively align Visteon with other Ford suppliers which has been calculated as a result of a recently completed analysis of competitiveness. In addition, in connection with Visteon's on-going productivity commitment, Visteon has agreed to a three and one-half percent (3.5%) price reduction that is consistent with the amount of annual productivity that Ford expects from its other major Tier 1 suppliers. The parties acknowledge that reductions to individual commodity prices may differ, subject to the mutual agreement of the parties, to achieve the overall reduction. This price reduction shall apply to existing prices for components in production as of the Effective Date under Existing Agreements, as defined in the Purchase and Supply Agreement. In addition a productivity price reduction factor to be mutually agreed by the parties annually shall be effective for all Existing Agreements and all New Business Agreements that are executed after the Effective Date on January 1, 2001 which productivity factor shall be applied to components in production as of each anniversary thereof through and including January 1, 2003. In October of each year, the productivity price reduction factor will be evaluated, and if appropriate, adjusted upward or downward, for productivity competitiveness based on the competitive market basket (as further described on Appendix I) of productivity reductions obtained by Ford from its suppliers that are competitors of Visteon. Further, Visteon will use its best efforts to develop commercially viable design cost reductions of approximately one and one half to two and one half percent (1.5%-2.5%) annually and Ford will fully cooperate with Visteon in such efforts and consider in good faith the implementation of such design cost reductions.

      Visteon and Ford will work together in good faith to continuously identify opportunities to further improve cost and quality and will share such information with each other in a timely manner consistent with current practice of Ford's other Tier 1 suppliers. Ford and Visteon will review market conditions and their impact on these objectives annually.


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      Please indicate your concurrence with the foregoing by signing below.

                                                          Very truly yours,

                                                          FORD MOTOR COMPANY

                                                          /s/ Lisa Klein



Concur:

VISTEON CORPORATION

By: /s/ Dan R. Coulson
    -----------------------
    Dan R. Coulson
    Chief Financial Officer
    Visteon Corporation



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                                                                      Appendix 1
                        Market Basket Formula and Process

Application

1) This Market Basket Formula and Process will be used pursuant to Purchase and Supply Agreement and Pricing Letter between Visteon and Ford to calculate pricing adjustments for the 2001, 2002 and 2003 calendar years. All Commodities sold to Ford by Visteon will be covered by this agreement.

2) Only Commodities in which Visteon represents less than 90% of the total Ford buy will qualify for the market basket study. Those Commodities sold to Ford by Visteon that constitute 90% or more of the Ford buy for that Commodity will receive a price adjustment equal to the weighted average of the market basket study.

Formula

1) The market basket analysis will be conducted on a regional basis (independently for North American and Europe) by Commodity.

2) The Ford Frozen Turnover will be the computing base for calculations. For purposes of the Market Basket Formula, the Ford Frozen Turnover Rate is defined as the Ford volume and mix assumptions established each year by Ford on which it bases its financial and budget objectives. Commodity classifications will be based on Ford's commodity-code groupings Ford will review the turnover base with Visteon, including commodity code classification annually. and reasonable revisions to the classifications suggested by Visteon will be considered, provided they are supported by Ford's commodity-code structure.

3) The competitive supply base used for each commodity will be comprised of the two largest non-Visteon suppliers. Revisions to this formula (e.g., Stampings) may be made only upon mutual agreement of the parties.

4) In conformity with the manner in which Ford treats the rest of its Tier 1 suppliers, the price changes will reflect non-design productivity.

5) The revenue base used to apply the price change will exclude any material that Ford buys or is indexed, and will exclude all ESTA (Target Agreement) parts. Price changes calculated pursuant this formula will be effective retroactive to January 1 for each calendar year in which the change is calculated.

6) Visteon has the right to have an independent third party (recommend PWC) verify all market basket data each year, including productivity amounts. Such verification shall be completed prior to implementation of the settlement process described below. Visteon and Ford will each bear one-half of the cost of any independent verification.


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Process (Conducted independently for N.A. and Europe)

1) During the 1st Quarter of each year, for administrative purposes only, Ford will input a percentage price change into Ford's price files (effective retroactive to January 1 of that year) to represent a placeholder amount for expected supply-base non-design productivity. Texturing will be agreed with Visteon.

2) Prior to Dec. 1 of each year Ford and Visteon will verify, including independent audit if so requested by Visteon, and consense on market basket price change versus placeholder amount (including agreed texturing).

3) Prior to December 31 of each year -In the event that the placeholder amount is greater than the amount determined by the market basket analysis, multiplied by the actual volume of that Commodity purchased by Ford as of the date of the analysis (annualized), Ford will reimburse Visteon the difference. In the event that the placeholder amount is less than the amount determined by the market basket analysis multiplied by the actual volume of that Commodity purchased by Ford as of the date of the analysis (annualized), Visteon will reimburse Ford the difference. Payment shall be made within 30 days of the reconciliation.

4) By December 31 of each year (if possible) -- Ford Purchasing and Visteon Marketing and Sales representatives will agree on the need for and amount of any commodity texturing for the following year, including adjustments to the base identified from the current year (see process step 3 above). Within this timeframe, Ford Buyers and Visteon will have the opportunity to consider further texturing of the agreement within the commodities.


                                                                  March 31, 2000